EXHIBIT 99.1



           NEW YORK LIFE EFFECTS TRANSACTION IN EXPRESS SCRIPTS' STOCK

    Company Will Retain a Large Stake in Successful Pharmacy Benefits Manager


NEW YORK, August 16, 2001 - New York Life Insurance Company, owner of 16.2 million shares of Express Scripts, Inc., (Nasdaq:ESRX), announced today that it has entered into a ten-year forward sales contract with Credit Suisse First Boston for 4.5 million shares.

     New York Life's shares of Express Scripts include up to 6.9 million shares that may be delivered upon the exchange of securities (Nasdaq:ESITZ) issued in November 2000.

     Sy Sternberg, chairman, president and chief executive officer of New York Life, said, "The increased trading activity in Express Scripts' stock presented us with an excellent opportunity to review our investment and look for an innovative way to continue our participation in this profitable, well run, and fast-growing company. This agreement is an excellent way for our company to participate in the growth of the country's leading independent pharmacy benefits manager, while prudently managing New York Life's risk going forward."

     Barrett Toan, chairman, president and chief executive officer of Express Scripts, said, "We support the prudent approach taken by New York Life in achieving its investment objectives. Our association with New York Life has brought many benefits over the years and we appreciate its continued involvement with Express Scripts."

     New York Life reported record net income of $1.2 billion in 2000, more than double the $555 million earned in 1999. Operating revenue - comprised of premiums and fees - increased 12% in 2000 to $11.7 billion, compared with $10.4 billion in the prior year.

     New York Life Insurance Company, a Fortune 100 company, is one of the largest insurance companies in the United States and the world. Founded in 1845 and headquartered in New York City, New York Life and its affiliates offer life insurance, annuities and long term care insurance. Through New York Life Investment Management, New York Life's affiliates provide institutional asset management and trust services and an array of securities products and services such as institutional and retail mutual funds, including 401(k) products. Visit www.newyorklife.com for more information.

     Express Scripts, Inc., is one of the nation's leading independent full-service pharmacy benefit management (PBM) companies. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.


                                      ###